                                       1
                                                                    EXHIBIT 10.4

                         HARTFORD NATIONAL CORPORATION
                                777 MAIN STREET
                          HARTFORD, CONNECTICUT 06115

                              SHAWMUT CORPORATION
                               ONE FEDERAL STREET
                          BOSTON, MASSACHUSETTS 02211

                                                                    May 16, 1994

[NAME]
Shawmut Bank Connecticut, National Association and
Shawmut Bank, National Association
c/o 777 Main Street
Hartford, Connecticut 06115

Dear      :

  Hartford National Corporation and Shawmut Corporation (together with their subsidiary banks, hereinafter jointly and severally referred to as the "Company"), each a wholly owned subsidiary of Shawmut National Corporation, consider the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and Shawmut National Corporation and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of Shawmut National Corporation may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure of distraction of the Company's management personnel to the detriment of the Company and Shawmut National Corporation and its shareholders. The Company further recognizes that the financial services industry is currently undergoing structural and legislative changes, with the expectation of further changes in the future. These changes would tend to exacerbate the uncertainty among management that a change of control might create. Accordingly, the Boards of Directors of Hartford National Corporation and Shawmut Corporation (hereinafter jointly and severally referred to as the "Board") have determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of Shawmut National Corporation.

  In order to induce you to remain in the employ of the Company and in consideration of your agreement set forth in Section 2(ii) hereof, the Company agrees that you shall receive the severance benefits set forth in this letter agreement ("Agreement") in the event your employment with the Company terminates subsequent to a "change in control" (as defined in Section 2 hereof) under the circumstances set forth below.

  1. TERM. This Agreement shall commence on the date hereof and shall continue until May 31, 1996; provided, however, that commencing on June 1, 1996 and each June 1st thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 30 days prior to such June 1st date, the Company shall have given notice that it does not wish to extent this Agreement; and provided, further, that the term of this Agreement shall expire on your 65th birthday; and provided, further, that if a change in control (as defined in Section 2) occurs during the term provided herein, this Agreement shall remain in effect for an additional two years from the date of such change in control (but not later than your 65th birthday). It is understood that this Agreement does not prohibit the Company from terminating your employment at any time, subject to providing the severance benefits hereinafter specified in accordance with the terms hereof.


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                                       2
  2. CHANGE IN CONTROL. (i) For purposes of this Agreement, a "change in control" shall mean a change in control of Shawmut National Corporation of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A, promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), whether or not Shawmut National Corporation is subject to such reporting requirements, or the acquisition of control (within the meaning of Section 2(a)(2) of the Bank Holding Company Act of 1956, as amended, 12 U.S.C. (S) 1841, or Section 602 of the Change in Bank Control Act of 1978, 12 U.S.C. (S) 1817(j)) of Shawmut National Corporation by any person, company or other entity; provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than Shawmut National Corporation is or becomes the beneficial owner, directly or indirectly, of securities of Shawmut National Corporation representing 25% or more of the combined voting power of its then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Shawmut National Corporation (the "Shawmut National Corporation Board") cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by Shawmut National Corporation's shareholders, of each new director was approved by a vote of at least two-thirds of the directors thereof then still in office who were directors of Shawmut National Corporation at the beginning of the period.

  (ii) For purposes of this Agreement, a "potential change in control" shall be deemed to have occurred if (A) Shawmut National Corporation enters into an agreement, the consummation of which would result in the occurrence of a change in control; (B) any person (including Shawmut National Corporation) publicly announces an intention to take or to consider taking actions which if consummated would constitute a change in control; (C) any person (other than Shawmut National Corporation) becomes the beneficial owner, directly or indirectly, of securities of Shawmut National Corporation representing 9.5% or more of the combined voting power of its then outstanding securities; or (D) the Shawmut National Corporation Board adopts a resolution to the effect that, for purposes of this Agreement, a potential change in control of Shawmut National Corporation has occurred. You agree that, subject to the terms and conditions of this Agreement, in the event of a potential change in control, you will remain in the employ of the Company for a period of at least six (6) months from the occurrence of such potential change in control or, if earlier, until a change in control.

  3. TERMINATION FOLLOWING CHANGE IN CONTROL. If any of the events described in
Section 2 hereof constituting a change in control shall have occurred and if your employment subsequently terminates at any time within two years from the date of such change in control, you shall be entitled to the benefits provided in Section 4 hereof unless such termination is (A) because of your death, (B) by the Company for Cause or Disability, or (C) by you other than for Good Reason. The following definitions shall apply in connection with a termination of your employment:

    (i) Disability. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from your duties with the Company on a full time basis for six consecutive months, and within 30 days after written Notice of Termination (as defined in Section 3 (iv) hereof) is given you shall not have returned to the performance of your duties on a full time basis, the Company shall be entitled to terminate your employment for "Disability."

    (ii) Cause. The Company shall be entitled to terminate your employment for Cause. For the purposes of this Agreement, the Company shall have "Cause" to terminate your employment hereunder upon (A) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from your termination for Good Reason), for a period of at least ten days after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (B) the willful engaging by you in gross misconduct which is demonstrably and substantially injurious to the Company. For purposes of this subsection, no act, or failure to act, on your part shall be

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                                       3
  considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you (i) a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding you in the event you are a member of the Board) at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (A) or (B) of the first sentence of this subsection and specifying the particulars thereof in detail; and (ii) an affidavit sworn to by the Secretary of the Company stating that such resolution was in fact adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding you in the event you are a member of the Board) and that you were found guilty of conduct set forth in clauses (A) or (B) of the first sentence of this subsection and specifying the particulars thereof in detail.

    (iii) Good Reason. You shall be entitled to terminate your employment for Good Reason at any time within two years from the date of a change in control. For purposes of this Agreement, "Good Reason" shall exist if you shall determine in good faith that due to a change in control you are not able effectively to discharge your duties. Your right to terminate your employment pursuant to this subsection shall not be affected by your incapacity due to physical or mental illness.

    (iv) Notice of Termination. Any termination by the Company pursuant to
  Section 3(i) or 3(ii) hereof or by you pursuant to Section 3(iii) hereof shall be communicated by written Notice of Termination to the other party hereto; provided that, in the case of a termination for Cause, there shall also have been delivered to you the other documents required to be delivered pursuant to Section 3(ii) above. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

    (v) Date of Termination, Etc. "Date of Termination" shall mean (A) if this Agreement terminates for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such 30 day period),
  (B) if your employment terminates for Good Reason, the date specified in the Notice of Termination, and (C) if your employment terminates pursuant to sub-section 3(ii) hereof or for any other reason, the date on which a Notice of Termination is given; provided that, if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected); and provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary and payments under Shawmut National Corporation's Short Term Incentive Plan or any similar plans then in effect (the "Short Term Plan") or Shawmut National Corporation's Performance Equity Plan or any similar plans then in effect (the "Performance Equity Plan")) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Section. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement, except as required by Section 4(iii)(C) hereof.

For purposes of this Section 3, an action taken, or caused to be taken, by Shawmut National Corporation shall also be deemed to be an action taken by the Company.


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                                       4
  4. COMPENSATION UPON TERMINATION OR DURING DISABILITY. (i) During any period that you fail to perform the duties of your employment as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate then in effect and any bonuses with respect to any completed period which pursuant to the Short Term Plan or Performance Equity Plan have been earned by or awarded to you but which have not yet been paid to you, until your employment is terminated pursuant to Section 3(i) hereof. Thereafter, your benefits shall be determined in accordance with Shawmut National Corporation's Long Term Disability Income Plan, Executive Supplemental Retirement Plan and Split-Dollar Life Insurance Plan (the "Supplemental Plans"), the Shawmut National Corporation Employees' Retirement Plan (the "Qualified Plan") and other employee benefit plans of the Company or Shawmut National Corporation in which you participate (or any substitute plans then in effect).

  (ii) If your employment shall be terminated for Cause, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and you shall receive the accrued benefits to which you otherwise would have been entitled through the date of such termination, and the Company shall have no further obligations to you under this Agreement.

  (iii) If the Company shall terminate your employment other than pursuant to
Section 3(i) or 3(ii) hereof or if you shall terminate your employment for Good Reason pursuant to Section 3(iii) hereof, then you shall be entitled to the benefits set forth below, which benefits shall be paid to you in a lump sum no later than the fifth day following the Date of Termination.

    (A) The Company shall pay to you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the bonuses, if any, with respect to any completed period which pursuant to the Short Term Plan or the Performance Equity Plan have been earned by or awarded to you but which have not yet been paid to you;

    (B) In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay to you a lump sum severance payment (together with the payments provided in Section 4(v) below, the "Severance Payments") in the following amounts:

      (1) an amount equal to (a) the sum of your annual base salary at the rate in effect as of the Date of Termination plus the amount awarded you (whether or not fully paid) under the Short Term Plan for the year immediately preceding the Date of Termination (or, if greater, preceding the change in control), multiplied by (b) the lesser of (x) the number three or (y) the number of full and fractional years to your 65th birthday; and

      (2) notwithstanding any limiting provision to the contrary contained in the Performance Equity Plan or any other long-term incentive plan adopted by the Company (or any successor plan thereto), a pro rata portion of any outstanding award granted under such plan pursuant to any uncompleted performance award period, calculated by multiplying the award which you would have earned on the last day of the performance award period, assuming individual and corporation performance goals established with respect to such award were 100% met, by the fraction obtained by dividing the number of full months and any fractional portion of a month worked during such performance award period by the number of months contained in such performance award period.

    (C) In the event that, by reason of section 280G of the Code any payment or benefit received or to be received by you in connection with a change in control or the termination of your employment (whether payable pursuant to the terms of this Agreement ("Contract Payments") or any other plan, arrangement or agreement with the Company, its successors, any person whose actions result in a change in control or any corporation ("Affiliate") affiliated (or which, as a result of the completion of the transactions causing a change in control will become affiliated) with the Company within the meaning of section 1504 of the Code (collectively with the Contract Payments, "Total Payments")), would not be deductible (in whole or part) by the Company, an Affiliate or other person making such payment or providing such benefit, the Severance Payments shall be reduced (and, if Severance Payments are reduced to zero, other Contract Payments shall first be reduced and other Total Payments shall thereafter be

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  reduced) until no portion of the Total Payments is not deductible by reason of section 280G of the Code. For purposes of this limitation (i) no portion of the Total Payments the receipt or enjoyment of which you shall have effectively waived in writing prior to the date of payment of the Severance Payments shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company's independent auditors and acceptable to you does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code (without regard to subsection (A)(ii) thereof), (iii) the Severance Payments (and, thereafter, other Contract Payments and other
  Total Payments) shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) and (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code, in the opinion of the tax counsel referred to in clause (ii); and (iv) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(d) (3) and (4) of the Code.

  (iv) If the Company shall terminate your employment other than pursuant to subsection 3(i) or 3(ii) hereof or if you shall terminate your employment for Good Reason pursuant to subsection 3(iii) hereof, the Company shall maintain in full force and effect, for your continued benefit for a three-year period after the Date of Termination (or such lesser period to the earlier of your 65th birthday or your reemployment and eligibility for coverage under a plan or arrangement of your new employer providing the same type of benefits (although not necessarily at the same level)), all employee life, health, accident, disability, medical and other employee welfare benefit plans, programs or arrangements in which you were participating immediately prior to the Date of Termination, provided that your continued participation is possible under the general terms and provisions of such plans, programs, and arrangements. In the event that your participation in any such plan, program or arrangement is barred, the Company shall arrange to provide you with benefits substantially similar to those which you are entitled to receive under such plan, program or arrangement. At the end of the period of coverage, you shall have the option to have assigned to you at no cost and with no apportionment of prepaid premiums any assignable insurance policy owned by the Company which relates specifically to you; provided, however, that you shall not have such option with respect to any such policy under which the Company is the beneficiary.

  (v) If the Company shall terminate your employment other than pursuant to
Section 3(i) or 3(ii) hereof or if you shall terminate your employment for Good Reason pursuant to Section 3(iii) hereof, then in addition to the retirement benefits to which you are entitled under the Supplemental Plans or any successor plans thereto, the Company shall pay you a lump sum amount, in cash, no later than the fifth day following the Date of Termination, equal to the actuarial equivalent of the excess of (x) the retirement pension (determined under the normal form of benefit commencing at the most valuable retirement age) which you would have accrued under the terms of the Supplemental Plans (without regard to any amendment to the Supplemental Plans made subsequent to a Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if you were fully vested thereunder and had accumulated (after the Date of Termination) thirty-six (36) additional months of service thereunder (but in no event shall you be deemed to have accumulated additional service after your 65th birthday) at, with respect to the Shawmut National Corporation's Executive Supplemental Retirement Plan, your highest annual rate of compensation during the twelve (12) months immediately preceding the Date of Termination (or, if greater, preceding the Change in Control), plus the most recent short-term incentive award granted to you prior to the Date of Termination (or, if greater, prior to the Change in Control), over (y) the retirement pension (determined under the normal form of benefit commencing at the most valuable retirement age) which you had then accrued pursuant to the provisions of the Supplemental Plans. For purposes of this Section 4(v), "actuarial equivalent" shall be determined using the assumptions set forth on Schedule B, item I (as from time to time amended), of the trust agreement entered into by the Corporation and The Chase Manhattan Bank, N.A., dated as of August 31, 1987, and last restated as of January 1, 1992 (the "secular" trust).

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                                       6

  (vi) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor, except as required by Section 4(iv) hereof, shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

  (vii) The Company shall also pay to you all legal fees and related expenses incurred by you as a result of a termination of your employment by the Company or a termination of your employment for Good Reason pursuant to Section 3(iii) hereof (including all such fees and expenses, if any, incurred in contesting or disputing (other than in bad faith) any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).

  For purposes of this Section 4, an action taken, or caused to be taken, by Shawmut National Corporation shall also be deemed to be an action taken by the Company.

  5. TRUST AGREEMENT; LETTER OF CREDIT PRECEDING TERMINATION. In the event that the Company or Shawmut National Corporation is or becomes party to a trust agreement pursuant to which the satisfaction of the obligations of the Company under this Agreement may in whole or part be secured, the Company will transfer or cause to be transferred to such trust, in accordance with the terms thereof, funds in an amount equal to the Contract Payments, plus $100,000. If the conditions of the preceding sentence shall not have been met and if a potential change in control shall have occurred, the Company will promptly (and in no event more than seven days thereafter) establish an irrevocable letter of credit (the "Letter of Credit") in your favor in the form set forth in Exhibit A hereto in an amount equal to the aggregate Contract Payments as if you were immediately entitled to payment thereof, plus $100,000, such Letter of Credit to be issued by a commercial bank which is not an affiliate of the Company, but which (x) either is a national banking association or has been established under the laws of one of the states of the United States, (y) has domestic deposits of not less than $5 billion, and (z) meets the requirements of an "adequately capitalized" institution as set forth in Section 131 of the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "Bank"). The Letter of Credit shall be in form and substance reasonably satisfactory to you and the Company and will provide that the Bank shall pay you the amount of your draft, at sight, on presentation to the Bank of a statement, signed by you or your authorized representative, setting forth (i) a statement that pursuant to
Section 3(v) or Section 4 of this Agreement, you are entitled to payments of not less than the amount of such draft, and (ii) the Date of Termination (determined without regard to any extension thereof by reason of a notice of dispute). Each time you shall draw on the Letter of Credit, you shall provide the Company with a copy of such draft and the accompanying statement referred to above. The Company shall maintain the Letter of Credit in effect for a period of three years from the date on which it is issued; provided, however, that if during any such three-year period any event shall occur which, pursuant to this Section 5, would have required the Company to establish a Letter of Credit had none then existed, then the Company shall maintain the Letter of Credit in effect for a period of three years following such event, unless further extended pursuant to this Section. During the period in which a Letter of Credit is required to be maintained, the Company shall, at six-month intervals commencing with the date the Letter of Credit is established, calculate the aggregate Contract Payments as if you were immediately entitled to payment thereof. If the amount so calculated (adjusted to take into account any amounts previously received under the Letter of Credit), plus $100,000, exceeds the amount available to be drawn upon under the Letter of Credit then in effect, the Company shall promptly (and in no event later than seven days thereafter) cause the amount payable under the Letter of Credit to be increased by the amount of such excess. The payment by the Bank of the amount of your draft in accordance with the terms hereof and of the Letter of Credit shall not constitute a waiver by the Company of, or in any way preclude the Company from asserting, any claim against you that you are not entitled to some or all of such payment. In addition, your drawing upon the Letter of Credit shall not constitute a waiver by you, or in any way preclude you from asserting, any claim against the Company that you are entitled to amounts pursuant to this Agreement which were not paid by amounts received under the Letter of Credit.

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                                       7

  6. SUCCESSORS; BINDING AGREEMENT. (i) This Agreement shall be binding on the successors and assigns of the Company, and the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason pursuant to Section 3(iii), except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

  (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate.

  7. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

  8. COORDINATION WITH EMPLOYMENT AGREEMENT. The terms of this Agreement shall be coordinated with and applied in conjunction with the terms of any employment agreement in effect between you and the Company during the term of this Agreement. In general, it is the intent of the parties that, subsequent to a change in control of the Company and during the term of this Agreement, the provisions of this Agreement shall supersede and substitute for those provisions of the employment agreement relating to your entitlement to benefits in connection with any termination of your employment. Nothing in this Agreement shall be construed to be a commitment or guarantee of future employment with the Company. Except for circumstances relating to a termination of employment following a change in control of the Company during the term of this Agreement, as provided for herein, all terms and conditions of your employment with the Company shall be governed by the terms of any such employment agreement.

  9. MISCELLANEOUS. This Agreement supersedes any prior communications, agreements and understandings, written or oral, between you and the Company covering the subject matter hereof. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut, without giving effect to the principles of conflicts of laws thereof.

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                                       8

  10. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

  11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

  12. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Hartford, Connecticut, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right, during the pendency of any dispute or controversy arising under or in connection with this Agreement, to be paid until the Date of Termination.

  If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company at 777 Main Street, Hartford, Connecticut 06115 (Attention: Director of Human Resources) the enclosed copy of this letter which will then constitute our agreement on this subject.

                                          Sincerely,
                                          Hartford National Corporation

                                          By __________________________________

                                          Shawmut Corporation

                                          By __________________________________

AGREED TO AS OF THE     DAY OF     ,
 1994.

_____________________________________
Executive


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                                      A-1
                                                                       EXHIBIT A

               [FORM OF LETTER OF CREDIT DESCRIBED IN SECTION 5]

  We hereby authorize you to draw upon us in one or more drafts drawn at sight
up to an aggregate amount not to exceed U.S. DOLLARS       (U.S. $     ) during
the period from the date of this letter of credit until       , 19  (date
specified will be three years subsequent to the date of the letter of credit.)

  Each draft will be accompanied by (i) your statement that the amount of the drawing represents amounts to which you are entitled pursuant to Section 3(v) or Section 4 of a certain Executive Severance Agreement dated May 16, 1994 (the "Agreement"), and (ii) your statement of the Date of Termination (as defined in the Agreement), determined without regard to any extension thereof by reason of a notice of dispute.

  We hereby agree with the drawers, endorsers, and bona fide holders of drafts drawn under and in compliance with the terms of this credit that such drafts will be duly honored upon presentation to the drawee.

                                          _____________________________________

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The form of agreement attached hereto has been entered into by Hartford
National Corporation, Shawmut Corporation, and the following executives as of the date indicated:

     Alan R. Buffington            May 16, 1994

     Robert B. Hedges, Jr.         January 20, 1995

     John O. Huston                September 20, 1994

     Eileen S. Kraus               May 16, 1994

     Niels C. Jensen               May 16, 1994

     Susan E. Lester               May 31, 1994

     Michael J. Rothmeier          May 16, 1994

     J. Michael Shepherd           January 10, 1995

     David L. Eyles                March 1, 1992

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